                                                                   EXHIBIT 10.42

DATED                                                                     1996



(1)                     PRODAC PROZESSDATENTECHNIK GmbH

                                      AND

(2)                PRODAC HOTELVIDEO COMMUNICATIONSYSTEMS LIMITED

                                      AND

(3)                     UK CONSUMER ELECTRONICS LIMITED

______________________________________________________________________________



                            AGREEMENT FOR THE SALE

                          AND PURCHASE OF PART OF THE

                BUSINESS OF PRODAC PROZESSDATENTECHNIK GmbH AND

                PRODAK HOTELVIDEO COMMUNICATIONSYSTEMS LIMITED


______________________________________________________________________________




______________________________________________________________________________

                               DIBB LUPTON ALSOP
                                125 LONDON WALL
                                LONDON EC2Y 5AE

                              TEL: 0345 26 27 28
                              FAX: 0171 600 1727

THIS AGREEMENT is made on                               1996
                          -----------------------------

BETWEEN:

(1) PRODAC PROZESSEDATENTECHNIK GmBH, a company incorporated in Germany of Max-Planck-Strasse 38 D-50858 Koln Germany ("GmbH");

(2) PRODAC HOTELVIDEO COMMUNICATIONSYSTEMS LIMITED, a company incorporated in England and Wales (registered no. 2733394), whose registered office is at 25 Shenley Pavilions, Chalkdell Drive, Shenley Wood, Milton Keynes MK5 6LB, England ("PRODAC"); and

(3) UK CONSUMER ELECTRONICS LIMITED, a company incorporated in England and Wales (registered no. 532857), whose registered office is at Granada House, Ampthill Road, Bedford MK42 9QQ, England ("PURCHASER").

THE PARTIES AGREE as follows:

1.   INTERPRETATION

1.2  In this Agreement:

"ACCOUNTS" means the audited profit and loss account of Prodac for the accounting period ended on the Last Accounting Date, and the audited balance sheet of Prodac as at, the Last Accounting Date and all notes, reports and other documents annexed thereto in accordance with any legal requirement or otherwise;

"ASSETS" means all the property and assets agreed to be sold and purchased under this Agreement;

"BUSINESS" means the business of supplying the Prodac System carried on by Prodac at the date of this Agreement under the name Prodac in the Territory;

"BUSINESS DAY" means a day (other than a Saturday or Sunday) on which clearing banks are open for business in London;

"BUSINESS RECORDS" means all books and records of Prodac (whether computerised or in any other form) other than Financial Records;

"COMPLETION" means completion of the sale and purchase of the Business and Assets in accordance with this Agreement;

"COMPLETION STATEMENT" means the statement of certain assets and liabilities of the Business as at the date of Completion agreed between the Vendor and the Purchaser in accordance with Clause 5;

"CONSULTANCY AGREEMENTS" means the agreements dated 1 January 1995 and 2 October 1995 and made between Prodac and Nicholas Reynell and Harley-Robinson Associates in relation to the services of Dr. Robinson respectively;

"CONTRACTS" means all contracts, undertakings, arrangements and engagements of Prodac relating to the Business which are wholly or partly unperformed at the date of Completion including, without limitation, the Operating and Finance Leases, the Consultancy Agreements, supply and distribution agreements, Customer Agreements and supplier contracts, lease, hire and hire purchase agreements but excluding contracts of employment with the Employees, leases of any real property and loan agreements (any of these being a "CONTRACT");

"CUSTOMER AGREEMENTS" means the agreements between Prodac and the customers of the Business details of which are set out in the Disclosure Letter;

"CUSTOMER PREPAYMENTS" means all amounts paid to Prodac or GmbH on or before Completion in respect of goods or services to be supplied pursuant to any Contract after Completion;

"DISCLOSURE BUNDLE" means the bundle of documents a list of which is annexed to or set out in the Disclosure Letter;

"DISCLOSURE LETTER" means the letter of today's date from the Vendor to the Purchaser in relation to the Warranties;

"DISPUTE" means any matter in connection with or arising in relation to Mr. Scully including (without limitation) any injunction or claim by Mr. Scully or Prodac in connection with or in relation to this Agreement or the matters contemplated in this Agreement or the carrying on of the Business;

"EFFECTIVE DATE" means 1 August 1996;

"EMPLOYEES" means the employees employed in the Business at the date of this Agreement whose names are set out in Schedule 2;

"ENCUMBRANCE" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

"ESCROW AGREEMENT" means the agreement in the agreed form to be made between GmbH and the Purchaser relating, amongst other things, to the holding of source code information and related documentation;

"EXCLUDED ASSETS" means the assets set out in Schedule 1;

"FINANCIAL RECORDS" means all bought and sold ledgers, purchase and sales day books, other books of account and purchase and sales invoices of Prodac (whether computerized or in any other form);

"GmbH CONFIDENTIAL INFORMATION" means all information not at present in the public domain used in or otherwise relating to the business of GmbH or customers or financial or other affairs of the business of GmbH including, without limitation, information relating to:

(a) the marketing of any goods or services including, without limitation, customers names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; or

(b) future projects business development or planning, commercial relationships and negotiations;

"GmbH KNOW HOW" means all information not at present in the public domain owned by GmbH or used, or required to be used, by GmbH in, or in connection with its business held in any form (including, without limitation, that comprised in or derived from drawings, data, formulae, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) and relating to:

(a)  the provision of services;

(b) the selection procurement, instructions, installation or use of any equipment or processes;

(c)  the supply, storage, assembly or packing of components;

(d)  quality control and trading; and/or

(e)  the rectification, repair or service of equipment;

"GOODWILL" means the goodwill of the Business together with the right for the Purchaser to use the name "Prodac" in connection with the Business subject to the terms of this Agreement and to represent itself as carrying on the Business in continuation of and in succession to Prodac;

"GRANADA MAINTENANCE CONTRACT" means an agreement dated 13 February 1995 made between Prodac and the Purchaser for the maintenance of the hotel film systems of Prodac;

"GROUP" means in relation to a company any subsidiary any holding company or any subsidiary of any holding company of such company;

"HOTEL BILLING SYSTEM" means the system for automated polling and billing of hotel services;

"INTELLECTUAL PROPERTY" means patents, trade marks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade marks and service marks, copyrights, rights in designs, inventions, rights under licences, consents, orders, statute or otherwise howsoever in relation to any such rights, and rights of the same or similar effect or nature;

"INTELLECTUAL PROPERTY RIGHTS" means such Intellectual Property as is used or required to be used by Prodac in, or in connection with, the Business at date of this Agreement.

"LAST ACCOUNTING DATE" means 31 December 1995;

"MANAGEMENT ACCOUNTS" means the unaudited profit and loss account of Prodac for the period 1 January 1996 to 31 August 1996 and the unaudited balance sheet of Prodac as at 30 June 1996;

"OPERATING AND FINANCE LEASES" means the operating and finance leases to which Prodac and/or GmbH, as the case may be, is a party in relation to the Business details of which are set out in the Disclosure Letter.

"PRODAC'S ACCOUNTANTS" means Jervis & Partners of 3 Market Square, Higham Ferrers, Northants NN10 8BP.

"PRODAC CONFIDENTIAL INFORMATION" means all information not at present in the public domain used in or otherwise relating to the Business or customers or financial or other affairs of the Business including, without limitation, information relating to:

(a) the marketing of any goods or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

(b) future projects, business development or planning, commercial relationships and negotiations;

"PRODAC KNOW-HOW" means all information not at present in the public domain owned by Prodac or used, or required to be used, by Prodac in, or in connection with, the Business held in any form (including, without limitation, that compromised in or derived from drawings, data, formulae, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) and relating to:

(a)  the provision of services;

(b) the selection, procurement, construction, installation or use of any equipment or processes;

(c)  The supply, storage, assembly or packing of components;

(d)  quality control and testing; and/or

(e)  the rectification, repair or service of equipment;

"PRODAC SYSTEM" means the pay for view systems and hotel information systems supplied by GmbH from time to time;

"PROPERTY" means any interest of the Vendor in 25 Shenley Pavilions, Chalkdell Drive, Shenley Wood, Milton Keynes MK5 6LB;

"PURCHASER'S ACCOUNTANTS" means KPMG of Norfolk House, 499 Silbury Boulevard, Central Milton Keynes NK9 2HA;

"PURCHASER'S SOLICITORS" means Dibb Lupton Alsop of 125 London Wall, London EC2Y 5AE;

"SOFTWARE LICENCE AND TECHNICAL SUPPORT AGREEMENT" means the agreement in the agreed form to be made between GmbH and the Purchaser relating, amongst other things, to the use of the pay TV operating system;

"STOCKS" means the stock of finished goods and spare parts of the Business as at the date of this Agreement;

"STOCK LIST" means the list of Stocks referred to in Clause 2 of this Agreement;

"SUPPLY AGREEMENT" means the agreement in the agreed form to be made between GmbH and the Purchaser relating, amongst other things, to their business relationship after Completion;

"TANGIBLE ASSETS" means the Tangible Immovable Assets and the Tangible Moveable Assets;

"TANGIBLE IMMOVEABLE ASSETS" means such fixed plant and machinery owned by Prodac in connection with the Business at the date of this Agreement;

"TANGIBLE MOVEABLE ASSETS" means such equipment, tools, and furnishings and other like articles other than the Stocks owned by Prodac in connection with the Business at the date of this Agreement excluding (1) the equipment which is the subject of the Operating & Finance Leases and (2) the demonstration equipment which is the property of GmbH;

"TAXES ACT" means Income and Corporation Taxes Act 1988;

"TERRITORY" means the United Kingdom and the Republic of Ireland;

"TRADE CREDITS" means the amounts due from the Prodac in connection with the Business at the date of Completion in respect of trade creditors arising through normal business transactions;

"TRADE DEBTS" means the amounts due to Prodac in connection with the Business at the date of this Agreement in respect of trade debtor accounts arising through normal business transactions (whether or not yet due and payable);

"TRANSFER REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended);

"VATA" means Value Added Tax Act 1994;

"VENDOR" means, as the case may be, GmbH and Prodac;

"VENDOR'S GROUP" means the Vendor and any subsidiary or holding company from time to time of the Vendor and any subsidiary from time to time of any holding company of the Vendor and any reference to "member of the Vendor's Group" shall be construed accordingly;

"VENDOR'S SOLICITORS" means Jay Benning & Peltz of One Great Cumberland Place, London W1H 7AL;

"WARRANTIES" means the representations and warranties contained in Schedule 3.

1.2  In this Agreement, a reference to:

     1.2.1 a "SUBSIDIARY" or "HOLDING COMPANY" shall be construed in accordance with section 736 of the Companies Act 1985 and a reference to "SUBSIDIARY UNDERTAKING" shall be construed in accordance with section 258 of the Companies Act 1985;

     1.2.2 a document in the "AGREED FORM" is a reference to a document in a form approved and for the purpose of identification signed by or on behalf of the parties;

     1.2.3 a statutory provision incudes a reference to:

           (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

            (b) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

     1.2.4 persons includes a reference to any body corporate, unincorporated association or partnership;

     1.2.5 a person includes a reference to that person's legal personal representatives and successors;

     1.2.6 a Clause or Schedule, unless the context otherwise requires, is a reference to a clause of and schedules to this Agreement;

     1.2.7 an agreement or other document is a reference to that agreement or document as from time to time supplemented or amended.

1.3 The headings in this Agreement shall not affect the interpretation of this Agreement.

1.4 Reference in Clause 6 and Schedule 3 to the knowledge, information, belief or awareness of any person shall be deemed to include any knowledge, information, belief or awareness which the person would have if the person had made all usual and reasonable enquiries.

1.5  The Vendor shall have joint and several liability under this Agreement.

2.   ASSETS TO BE SOLD
2.1 In accordance with and subject to the provisions of this Agreement, Prodac shall and GmbH shall procure that Prodac shall as beneficial owner and with full title guarantee sell and the Purchaser shall purchase, with effect from the close of business on the date of Completion, the Business as a going concern and the Assets as at the date of Completion free from all Encumbrances comprising:

     2.1.1  the benefit (together with the burden) of each Contract;

     2.1.2  the Goodwill;

     2.1.3  such Intellectual Property Rights as are owned by Prodac:

     2.1.4  the Tangible Immovable Assets;

     2.1.5  the Tangible Movable Assets;

     2.1.6  such Know How as is owned by Prodac;

     2.1.7  the Hotel Billing System;

     2.1.8  the Business Records;

     2.1.9 the benefit of any sum to which Prodac is entitled either from third parties or insurers in respect of damage or injury to any of the Assets other than any sum expended before Completion in making good the damage or injury; and

     2.1.10 all other property and assets (if any) of Prodac used in connection with the Business, other than the Excluded Assets and the Stocks (save as provided in clauses 2.2 and 2.3).

2.2 Prodac shall procure that on or before 4 October 1996 there is delivered to the Purchaser a list of Stocks (prepared by Marlene Devonshire). On or before 7 October 1996 the Purchaser shall give notice to Prodac in writing ("THE STOCKS LIST") identifying which of the Stock on the list of Stocks it wishes to acquire. Prodac shall and GmbH shall procure that Prodac shall sell to the Purchaser and the Purchaser will purchase the Stocks in good condition and working order set out in the Stocks List at the invoice price of such Stocks to Prodac ("THE STOCKS PRICE"). The Stock List shall, subject to availability, correspond with the original list of Stocks prepared by the

     Purchaser. On or before 17 October 1996 the Purchaser shall pay the Vendor the Stocks Price on the basis that the relevant Stocks shall have been delivered to the Purchaser.

2.3 The Vendor will retain all other items of Stocks for six months from Completion at 25 Shenley Pavilions under the control of Nicholas Reynell during which time the Purchaser may from time to time require Prodac to sell or GmbH to procure that Prodac shall sell such other items of Stocks as the Purchaser in its absolute discretion from time to time requires for an amount equal to the invoice price of such Stocks to Prodac on payment for such items within 30 days after delivery. Granada shall not be responsible in any way whatsoever for such other items of Stocks until such time (if any) as they purchase the same (or any of the same) from Prodac.

2.4 At the expiration of such period of six months Prodac shall be free to deal with any balance of Stocks in such manner as it in its absolute discretion thinks fit (at no cost to the Purchaser).

3    CONSIDERATION
3.1 The consideration payable by the Purchaser to the Vendor for the Business and Assets at Completion shall be the sum of (Pounds)187,500 apportioned between the Assets concerned as set out in Schedule 4.

3.2 Within three Business Days after agreement or determination of the Completion Statement in accordance with Clause 5:

     3.2.1 an appropriate payment shall be made by the Vendor or the Purchaser, as the case may be, to discharge any outstanding liability between the parties in relation to the apportionments to give effect to Clause 9.4; and

     3.2.2 the Vendor shall pay the Purchaser the amount of the net profit or the Purchaser shall pay the Vendor the amount of the net loss as the case may be from ordinary activities before taxation in respect of the period from the Effective Date to close of business on the date of Completion calculated as set out in the pro forma set out in
           Schedule 6.

3.3 If a party fails to pay any sum due and payable by it under this Agreement on the due date of payment in accordance with the terms of this Agreement, the party shall pay interest on the sum from the due date until the date upon which the obligation of the party to pay the sum is discharged at the rate of 2 per cent over the base rate from time to time of Barclays Bank PLC (whether before or after judgment).

3.4 Any payment to be made under this Clause 3 shall be made by banker's draft on the branch of a London clearing bank or by telegraphic transfer to an account notified by the solicitors to the party due to receive the payment to the other party's solicitors not later than four Business Days before the date of the payment.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Vendor's Solicitors on 1 October 1996.

4.2   At Completion Prodac and GmbH shall:

      4.2.1 give possession to the Purchaser at 25 Shenley Pavilions aforesaid of those Assets which are transferable by delivery; and

      4.2.2  deliver to the Purchaser the Business Records.

4.3   At Completion the Purchase shall pay the amounts specified in Clause 3.1.

4.4   At Completion:

      4.4.1 GmbH and the Purchaser shall each enter into and deliver to the other the Escrow Agreement, the Software Licence and Technical Support Agreement and the Supply Agreement;

      4.4.2 Prodac and the Purchaser shall and the Vendor shall procure that Mr. Reynell shall each enter into and deliver to the other a novation agreement in the agreed form of the consultancy agreement between Prodac and Mr. Reynell; and

      4.4.3 Prodac and the Purchaser shall and the Vendor shall procure that Harley-Robinson Associates shall each enter into and deliver to the other a novation agreement in the agreed form of the consultancy agreement between Prodac and Harley-Robinson Associates in relation to the services of Dr. Robinson.

4.5   The Purchaser shall not be obliged to complete this Agreement unless:

      4.5.1  the Vendor complies fully with all its obligations under Clauses
             4.2 and 4.4; and

      4.5.2  the purchase of all of the Assets is completed simultaneously.

4.6   The Vendor shall not be obliged to complete this Agreement unless:

      4.6.1  the Purchaser has complied with the provisions of Clause 4.3; and

      4.6.2 the Purchaser has complied fully with all its obligations under Clause

5.    COMPLETION STATEMENT
5.1 As soon as possible after Completion and in any event within 15 Business Days after Completion the Vendor shall prepare and submit to the Purchaser a statement showing:

      5.1.1  any apportionments required to be made pursuant to Clause 9.4; and

      5.1.2 the calculation of the net profit or net loss as referred to in Clause 3.2.2.

     The purchaser agrees that for the purposes of the preparation and submission to the Purchaser of the statement Mr. Reynell may act as representative of the Vendor.

5.2 The Purchaser shall within five Business Days or receipt of the statement certify whether or not it agrees with the statement.

5.3 If the Purchaser certifies its agreement with the statement, it shall constitute the Completion Statement. If the Purchaser certifies that it disagrees with the statement, then the provisions of Clause 5.4 shall apply and the decision of the independent firm of chartered accountants produced in accordance with Clause 5.4 shall constitute the Completion Statement. If the Purchaser does not give the Vendor the certificate required by this Clause 5.3 within the prescribed time limit (in respect of which time shall be of the essence), the statement shall constitute the Completion Statement.

5.4 If any dispute arises between the parties as to the amount of consideration payable under Clause 3 or as to any matter to be included in the Completion Statement either party may give notice that a dispute exists (a "DISPUTE NOTICE") to the other party and if the parties have not resolved the dispute within 10 Business Days of the date of the receipt of the Dispute Notice by the other party, the following provisions shall apply. Either party may refer the dispute to an independent firm of chartered accountants agreed by the parties or in default of agreement within 20 business days of the date of the Dispute Notice, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "EXPERT"), with a request that the Expert make a decision on the dispute within 20 Business Days of receiving the reference. In any reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on both parties. The costs of the Expert shall be borne equally by the parties.

6.   WARRANTIES
6.1 The Vendor represents, warrants and undertakes to the Purchaser that each of the Warranties is true and accurate in all respects, and not misleading, at the date of this Agreement.

6.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon each of the Warranties with the intention of inducing the Purchaser to enter into this Agreement.

6.3 The Warranties shall be qualified by reference to those matters fairly disclosed in the Disclosure Letter but no other information relating to the Business or the Assets of which the Purchaser has knowledge, (whether actual, constructive or imputed) shall preclude or affect any claim made by the Purchaser for breach of any of the Warranties or reduce any amount recoverable and the Vendor shall not invoke any knowledge (whether actual, constructive or imputed) of the Purchaser of any facts which might render any of the Warranties as being untrue or misleading as a defence to or otherwise to affect any claim for breach of any of the Warranties.

6.4  The provisions of Schedule 5 shall have effect.

6.5 The Vendor agrees with the Purchaser that it shall waive and not enforce any right which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any officer, employee, consultant or adviser of or to the Vendor for the purpose of assisting the Vendor to give any of the Warranties or to prepare the Disclosure Letter or otherwise in connection with this Agreement.

6.6 Each of the Warranties shall be construed separately and independently and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from any other provision of this Agreement or any of the other Warranties.

7.   THE PURCHASER'S REMEDIES
     Subject to, in the case of the Warranties, the provisions of clauses 6.3, 8 and Schedule 5 the Vendor shall indemnify and hold the Purchaser harmless against:

7.1 all losses, liabilities and reasonable costs which the Purchaser may properly incur arising out of, or as a consequence of, any breach of any of the Warranties by the Vendor or in connection with the Dispute; and

7.2 all reasonable costs which the Purchaser may properly incur (whether before or after the commencement of any action) in connection with:

     7.2.1 the settlement of any claim against the Vendor arising out of, or as a consequence of, any breach of any of the Warranties or the Dispute or the enforcement of any settlement; and

     7.2.2 any legal proceedings against the Vendor arising out of, or as a consequence of, any breach of any of the Warranties in which judgment is given for the Purchaser or in connection with the Dispute or the enforcement of any judgment.

 8.  LIMITATIONS ON THE VENDOR'S LIABILITY
 8.1 The Vendor shall have no liability whatsoever in respect of any Relevant Claim unless and until the amount that would otherwise be recoverable from the Vendor in respect of that Relevant Claim, when aggregated with any other amounts so recoverable in respect of other Relevant Claims, exceeds (Pounds)12,500 ("THE THRESHOLD") provided that the Vendor shall have no liability for any amount less than the Threshold even if the Threshold is exceeded.

 8.2 The Vendor shall have no liability for any Relevant Claim unless notice in writing of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and, so far as practicable, the amount claimed) has been given to the Vendor on or before the expiration of two years from Completion and proceedings shall have been commenced within 30 months from completion.

 8.3 For the purposes of Clause 8, "RELEVANT CLAIM" means any claim (whether in contract, tort or otherwise) by the Purchaser in respect of breach of any of the Warranties.

9.   LIABILITIES AND APPORTIONMENTS

9.1 Subject to Clauses 9.3, 9.4 and 10, Prodac and/or GmbH, as the case may be, shall:

     9.1.1 continue to be responsible for, and shall duly and promptly pay and discharge, all debts payable by it and claims by third parties outstanding against it as at the date of Completion or arising by reason of any act or omission by it on or before the date of Completion; and

     9.1.2 indemnify the Purchaser against all losses, liabilities and reasonable costs which the Purchaser may properly incur arising out of, or as a consequence of, the ownership or operation of the Business or any of the Assets before the date of Completion (including, without limitation, all losses, liabilities and reasonable costs properly incurred as a result of defending or settling any claim (a "SPECIFIED CLAIM") alleging any such liability).

9.2  Subject to Clauses 9.3, 9.4 and 10 the Purchaser shall:

     9.2.1 be responsible for all debts payable by it after the date of Completion in respect of the Business and the Assets; and

     9.2.2 indemnify the Vendor against all losses, liabilities and reasonable costs which the Vendor may properly incur arising out of, or as a consequence of, the ownership or operation of the Business or any of the Assets after the date of Completion (including, without limitation, all losses, liabilities and reasonable costs properly incurred as a result of defending or settling any claim (a "SPECIFIED CLAIM") alleging any such liability).

9.3 If either party (the "INDEMNIFIED PARTY") becomes aware of any matter which might give rise to a Specified Claim, the following provisions shall apply:

     9.3.1 the Indemnified Party shall immediately give written notice to the other party (the "INDEMNIFYING PARTY") of the matter (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Indemnifying Party with respect to the matter. If the matter has become the subject of any proceedings the Indemnified Party shall give the notice within sufficient time to enable the Indemnifying Party time to contest the proceedings in the Indemnified Party's name before any final judgment;

     9.3.2  the Indemnified Party shall:

            (a) take such action and institute such proceedings, and give such information and assistance, as the Indemnifying Party or its insurers may reasonably request to:

                (i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

                (ii) enforce against any person (other than the Indemnifying
                     Party) the rights of the Indemnified Party or its insurers in relation to the matter; and

            (b) in connection with any proceedings related to the matter (other than against the Indemnifying Party) use professional advisers nominated by the Indemnifying Party or its insurers and, if the Indemnifying Party so requests, allow the Indemnifying Party or its insurers the exclusive conduct of the proceedings, in each case on the basis that the Indemnifying Party shall fully indemnify the Indemnified Party for all reasonable costs properly incurred as a result of any request or nomination by the Indemnifying Party or its insurers;

     9.3.3 if the Purchaser is the Indemnified Party, Clause 9.3.2 shall not apply if the request or nomination by the Vendor or its insurers would in the Purchaser's reasonable opinion prejudice its relationship with any customer or supplier of the Business;

     9.3.4 the Indemnified Party shall not admit liability in respect of or settle the matter without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

9.4 There shall be apportioned between Prodac and/or GmbH, as the case may be, and the Purchaser as at the date of Completion:

     9.4.1 all outgoings and expenses (including, without limitation, wages, accrued holiday pay, and other outgoings in respect of the Employees and rentals payable under the Operating and Finance Leases in respect of the Business or the Assets; and

     9.4.2 all royalties and periodical payments receivable in respect of the Business or the Assets including payments receivable under the Customer Agreements.

9.5 All the necessary apportionments to give effect to Clause 9.4 shall be included in the Completion Statement and the appropriate payment shall be made by Prodac and/or GmbH, as the case may be, or the Purchaser (as the case may be) to discharge any outstanding liability between the parties in accordance with Clauses 3 and 5.


10.  CONTRACTS
10.1 Subject to Clause 10.3.3, after Completion the Purchaser shall perform all the Vendor's obligations in respect of the period after Competition under the Contracts including the Customer Agreements (the latter in a proper and workmanlike manner) and shall indemnify the Vendor against all losses, liabilities and reasonable costs which the Vendor may properly incur arising out of, or as a consequence of, the performance of the Purchaser's obligations under each Contract to the extent that the loss, liability or reasonable cost properly incurred is attributable to any act, default or omission of the Purchaser after the date of Completion (including, without limitation, all losses, liabilities and reasonable costs on any indemnity basis properly incurred as a result of defending or settling any claim alleging any such liability).

10.2 The Vendor shall indemnify the Purchaser against all losses, liabilities and reasonable costs which the Purchaser may properly incur arising out of, or as a consequence of the performance of the Vendor's obligations under each Contract to the extent that the loss, liability or reasonable cost properly incurred is attributable to any act, default or omission of the Vendor (including, without limitation, all losses, liabilities and reasonable costs on an indemnity basis properly incurred as a result of defending or settling any claim alleging any such liability).

10.3 If any of the Contracts cannot be transferred to the Purchaser except by an assignment made with the consent of another party (the "THIRD PARTY") or by an agreement of novation, then the following provisions shall apply:

      10.3.1 this Agreement shall not constitute an assignment or an attempted assignment of the Contract if the assignment or attempted assignment would constitute a breach of the Contract;

      10.3.2 both before and after Completion the parties shall use their respective reasonable endeavours to obtain the consent of the Third Party to the assignment, or to procure the novation, of the Contract;

      10.3.3 until the consent or novation is obtained, the Vendor shall at the sole cost of the Purchaser do all such acts and things as the Purchaser may reasonably require to enable due performance of the Contract and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract in question) as the Vendor's sub-contractor perform all the obligations of the Vendor under such Contract and the Vendor shall provide for the Purchaser all the benefits of the Contract (including enforcement at the cost and for the account of the Purchaser of any right of the Vendor against the other party to the Contract arising out of its termination by the Third Party or otherwise); and

      10.3.4 if the arrangements in Clauses 10.3.2 and 10.3.3 cannot be made in respect of the Contract unless the parties otherwise agree the parties shall use their respective reasonable endeavours to procure that the Contract is terminated without liability to either of them and neither the Vendor nor the Purchaser shall have any further obligation to the other relating to the Contract.

10.4 On Completion the Granada Maintenance Contract shall be deemed to have terminated and save in respect of any accrued rights or obligations neither party shall have any rights or obligations in relation to the Granada Maintenance Contract to the other.


11.   EMPLOYEES
11.1 The parties acknowledge and agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of the Transfer Regulations and that it will not operate so as to terminate any of the contracts of employment of the Employees and such contracts shall be transferred to the Purchaser pursuant to the Transfer Regulations with effect from the date of Completion.

11.2 The Vendor undertakes to the Purchaser to fully indemnify and keep indemnified the Purchaser against all losses, damages, reasonable costs, actions, awards, penalties, fines, proceedings, claims, demand, liabilities (including without limitation any liability to taxation), and reasonable expenses (including, without limitation, legal and other professional fees and expenses) which the Purchaser may suffer, sustain, incur, pay or be put to by reason or on account of or arising from:

     11.2.1 any claim or other legal recourse by all or any of the Employees in respect of any fact or matter concerning or arising from employment with the Vendor prior to the date of Completion;

     11.2.2 any claim or other legal recourse by any trade union or staff association recognised by the Vendor or employee representatives in respect of all or any of the Employees arising from or connected with the failure by the Vendor to comply with its legal obligations to such trade union or staff association or employee representatives;

     11.2.3 the employment or termination of employment prior to completion of any agent or contractor or employee of the Vendor (other than the Employees) whose employment is transferred to the Purchaser by the Transfer Regulations; and

     11.2.4 any act or omission done or omitted to be done by the Vendor prior to completion in relation to the Employees or any other employee of the Vendor which by virtue of the Transfer Regulations is deemed to be an act or omission of the Purchaser.

11.3 If any contract of employment not disclosed to the Purchaser in the Disclosure Letter or in this Agreement shall have effect as if originally made between the Purchaser and any employee in relation to the Business as a result of the provisions of the Transfer Regulations:

      11.3.1 the Purchaser may, upon becoming aware of the application of the Transfer Regulations to any such contract of employment terminate such contract or agreement forthwith; and

      11.3.2 the Vendor shall indemnify and shall keep indemnified the Purchaser against all losses, damages, reasonable costs, actions, proceedings, claims, demands, liabilities (including, without limitations, any liability to taxation), and reasonable expenses (including, without limitation, legal and other professional fees and expenses) which the Purchaser may suffer, incur, sustain, pay or be put to by reason or on account of or arising out of such termination or arising from such contracts of employment before and after Completion if such is not terminated by the Purchaser.

11.4 The Purchaser undertakes to the Vendor to fully indemnify and keep indemnified the Vendor against all losses, damages, reasonable costs, actions, awards, penalties, fines, proceedings, claims, demand, liabilities (including without limitation any liability to taxation), and reasonable expenses (including, without limitation, legal and other professional fees and expenses) which the Vendor may suffer, sustain, incur, pay or be put to by reason or on account of or arising from any claim or other legal recourse by all or any of the Employees in respect of any fact or matter concerning or arising from anything done or omitted to be done by the Purchaser after the date of Completion.

11.5 Without prejudice to the other provisions of this Clause, the Vendor shall, at its own expense, give the Purchaser such assistance as the Purchaser may reasonably require to contest any claim by any person employed in the Business at or prior to Completion resulting from or in connection with this Agreement.

12.   VALUE ADDED TAX
12.1 The parties shall use their respective reasonable endeavours to secure that the transfer of the Assets under this Agreement is treated under the Value Added Tax (Special Provisions) Order 1992 as neither a supply of goods nor a supply of services.

12.2 Notwithstanding Clause 12.1 if value added tax is chargeable on the transfer of any of the Assets under this Agreement, the Purchaser shall (against delivery of tax invoices in respect of the Assets) pay the amount of the value added tax in addition to the consideration payable under Clause 3.

12.3 At Completion the Vendor shall deliver to the Purchaser all records referred to in section 49 of the VATA. After Completion the Vendor shall not make any request to H.M. Customs and Excise for the records to be taken out of the custody of the Purchaser. During the period for which the records are required to be preserved under paragraph 6 of Schedule 11 to the VATA (duty to keep records), the Purchaser shall give the Vendor reasonable access to the records for the purpose of inspecting the records and making copies of them.

13    POST-COMPLETION OBLIGATIONS
13.1 As from Completion until title in the Assets has effectively been vested in the Purchaser Prodac shall hold the Assets in trust for the Purchaser.

13.2  For a period of six years from Completion:

      13.2.1 the Vendor shall procure that at all reasonable times during usual business hours the Financial Records held by it shall be open to the inspection of the Purchaser, its employees and agents and such other persons as may be authorised by the Vendor who may take such copies of those Financial Records as the Purchaser may reasonably require;

      13.2.2 the Purchaser shall procure that at all reasonable times during usual business hours the Business Records held by it shall be open to the inspection of the Vendor its employees and agents and such other persons as may be authorised by the Purchaser who may take, such copies of those Business Records as the Vendor may require.

13.3 Each party shall forthwith pass to the other any payment, notice, correspondence, information or enquiry in relation to the Business or the Assets which it receives after Completion and which properly belongs to the other.

13.4 Any monies due to any party which are received by any other party shall be paid forthwith to the party to which the monies are due. Pending payment the other party shall be deemed to hold the monies on trust for the party to which the monies are due.

14.   CONFIDENTIAL INFORMATION
14.1  The Vendor shall:

      14.1.1 not, and shall procure that no member of the Vendor's Group will, at any time after the date of this Agreement use or disclose to any person any Prodac Confidential Information or Prodac Know-How which may be within or may come to its knowledge; and

      14.1.2 use its, and shall procure that each member of the Vendor's Group will use its, reasonable endeavours to prevent the disclosure of any Prodac Confidential Information or Prodac Know-How.

14.2  Clause 14.1 shall not apply to:

      14.2.1 disclosure of any Prodac Confidential Information or Prodac Know-How to officers or employees of the Purchaser or the Vendor whose province it is to know about the Prodac Confidential Information or Prodac Know-How;

      14.2.2 disclosure of any Prodac Confidential Information or Prodac Know-How required by law or any stock exchange;

      14.2.3 disclosure of any Prodac Confidential Information or Prodac Know-How to any professional adviser;

      14.2.4 any Prodac Confidential Information or Prodac Know-How which comes into the public domain otherwise than by breach of this Clause 14 by the Vendor; or

      14.2.5 the continued use of any Prodac Confidential Information used by GmbH at the date of this Agreement for the purposes of its business.

14.3 The Purchaser shall not and shall procure that no member of the Purchaser's Group shall disclose to any person any GmbH Confidential Information of GmbH Know-How which may be written or may have come to its knowledge.

14.4  Clause 14.3 shall not apply to:

      14.4.1 disclosure of any GmbH Confidential Information or GmbH Know-How to officers or employees of the Vendor or the Purchaser whose province it is to know about the GmbH Confidential Information or GmbH Know-How;

      14.4.2 disclosure of any GmbH Confidential Information or GmbH Know-How required by law or any stock exchange;

      14.2.3 disclosure of any GmbH Confidential Information or GmbH Know-How to any professional adviser;

      14.4.4 any GmbH Confidential Information or GmbH Know-How which comes into the public domain otherwise than by breach of this Clause 14 by the Purchaser; or

      14.4.5 any GmbH Confidential Information or GmbH Know-How used by Prodac at the date of this Agreement for the purposes of the Business.

15.   USE OF INTELLECTUAL PROPERTY RIGHTS
15.1 Save as otherwise provided in this Agreement the Vendor shall not in the Territory, and shall procure that no member of the Vendor's Group will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with the Business as carried on at the date of this Agreement, any of the Intellectual Property Rights (in particular, any name including the word "Prodac") or use in that connection anything which is intended or is likely to be confused with, any of the Intellectual Property Rights provided that this Clause 15 shall not prevent GmbH from using the word "Prodac" or any of the Intellectual Property Rights which do not belong to Prodac in the Territory in connection with the supply of any Prodac Systems, goods, components, parts software or literature produced or sourced by GmbH where (subject to Clause 16.6) it is not directly or indirectly in competition with the Business.

15.2 To the extent that any Intellectual Property Rights are used or required to be used by Prodac in, or in connection with, the Business at the date of this Agreement and GmbH owns or has the right to use such Intellectual Property Rights then to the extent that GmbH has the right to grant the same GmbH grants to the Purchaser a non-exclusive, royalty free right to use the Intellectual Property Rights for the duration of any of the Customer Agreements (as amended, extended, novated or superseded from time to time).

16.   FURTHER VENDOR'S UNDERTAKINGS
16.1 The Vendor shall not, and shall procure that no member of the Vendor's Group will nor any successor to its or their business other than the Business will for a period of three years after the date of this Agreement either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly:

      16.1.1 carry on, or be engaged, concerned or interested in, or assist, any business which competes, directly or indirectly, with the Business as carried on at the date of this Agreement in the Territory;

      16.1.2 within the Territory in competition with the Business as carried on at the date of this Agreement either seek to procure orders from, or do business with, or procure directly or indirectly any other person to procure orders from or do business with, any person who has been a customer of the Business at any time during the period of 12 months before the date of this Agreement;

      16.3.1 in connection with any business competing with the Business carried on at the date of this Agreement engage, employ, solicit, or contact with a view to the engagement or employment by any person, any employee, officer or manager of the Business or any person who has been an employee, officer or manager of Business in the 12 months before the date of this Agreement in either case where the employee officer or manager either was as a part of his duties privy to Prodac Confidential Information or Prodac Know-How or would be in a position to exploit the trade connections of the Business provided that this Clause 16.1.3 shall not prevent the Vendor from employing Mr. Nicholas Reynell outside the hours of his Consultancy Agreement for the purpose of Prodac's business in the United Kingdom;

      16.3.4 do or say anything which is harmful to the reputation of the Business or which may lead any person to cease to deal with the Business on substantially equivalent terms to those previously offered or at all.

16.2 The Vendor shall not, and shall procure that no member of the Vendor's Group will nor any successor to its or their business (other than the Business) will for the unexpired period of the relevant Customer Agreement either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly in competition with the Business as carried on at the date of this Agreement in the Territory either seek to procure orders from, or do business with, or procure directly or indirectly any other person to procure orders from or do business with any party to the relevant Customer Agreement.

16.3 The intent of the parties is that each of Clause 16.1 and 16.2 and each sub-clause in Clause 16.1 shall constitute an entirely separate and independent restriction on the Vendor.

16.4 Within three months after Completion Prodac shall procure that its name is changed so as not to include the word "Prodac" or to suggest any connection with the Business. Prodac acknowledges the reputation and goodwill is attached to the name "Prodac" and that the Purchaser is acquiring all rights in that name pursuant to this Agreement in respect of its use in connection with the Business subject to the provision in Clause
      15.1 and otherwise as set out in this Agreement. The Vendor shall not and shall procure that no member of the Vendor's Group will at any time after Completion, directly or indirectly, use, or authorise, encourage, allow or assist any person to use, any name or names identical or confusingly similar to "Prodac" in connection with any activity whatsoever which competes directly or indirectly with the Business in the Territory.

16.5 This Clause 16 shall not prevent GmbH from using the word "Prodac" in the Territory in connection with the supply of any goods, components, parts software or literature produced or sourced by GmbH where it is not directly or indirectly in competition with the Business.

16.6 Without prejudice to any other provision of this Agreement, save for Clause 16.1.2 which shall apply in any event, nothing shall prevent GmbH from competing with the Purchaser and any successors in title of the Purchaser under the name "Prodac" (including a company with the name "Prodac") from such point in time (if any) after the expiration of 12 months from the date hereof at which the Purchaser shall have failed to acquire not less than 10 Prodac Systems from time to time in the immediately preceding period of 12 months.

17.   ANNOUNCEMENTS
17.1 Subject to Clause 17.2, no public announcement, communication or circular concerning the transactions referred to in this Agreement shall be made or despatched at any time (whether before or after Completion) by either party without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

17.2 Where the announcement, communication or circular is required by law or any regulation or rule of any stock exchange it shall so far as is practicable be made by a party after consultation with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other party.

18.  COMPETITION
     Notwithstanding any other provision of this Agreement, no provision of this Agreement, or of any agreement or arrangement of which it forms part, by virtue of which this Agreement, or any agreement or arrangement of which it forms part, is subject to registration under the Restrictive Trade Practices Acts 1976 and 1977 shall take effect until the day after the date on which particulars thereof have been furnished to the Director General of Fair Trading in accordance with the requirements of those Acts.

19.  COSTS
     Except as otherwise expressly provided in this Agreement, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

20.  FURTHER ASSURANCE
     At any time (after Completion) the Vendor shall (at its cost) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the Purchaser to give effect to this Agreement.

21.  GENERAL
21.1 No variation of this Agreement or of any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties.

21.2 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

21.3 The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

21.4 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

21.5 Except to the extent that they have been performed and except as expressly provided in this Agreement the Warranties, indemnities, undertakings, and obligations contained in this Agreement shall remain in full force and effect notwithstanding Completion.

21.6 Nothing in this Agreement shall restrict or limit the general obligations at law of a party to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a claim involving or relating to a breach of this Agreement.

22.  ASSIGNMENT
     Neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except that the benefit of the Warranties may be assigned in whole or in part and without restriction by the person for the time being entitled to the benefit of the Warranties.

23.  PROPERTY
23.1 Prodac hereby agrees that the Purchaser may occupy Prodac's premises at 25 Shenley Pavilions ("THE PREMISES") as licensee for a period of three months from 30 September 1996 ("THE LICENCE PERIOD").

23.1 During the Licence Period:

     23.2.1 Prodac shall be responsible for the rent and other sums payable pursuant to Prodac's lease of the Premises including for the avoidance of doubt the service charge and insurance premiums;

     23.2.2 the Purchaser shall not knowingly do anything which may be in breach of the said lease (save for its occupation of the Premises as licensee).

23.3 At the end of the Licence Period:

     23.3.1 the Purchaser shall vacate the Premises; and

     23.3.2 if the Purchaser does not vacate the Premises at the end of the Licence Period then it shall refund to Prodac the rent and other sums payable pursuant to Prodac's lease of the Premises including for the avoidance of doubt the service charge and insurance premiums from the end of the Licence Period up until the date that the Purchaser vacates the Premises.

23.4 For the avoidance of doubt the Purchaser may vacate the Premises at any time during the Licence Period whereupon the licence granted by this clause 23 shall forthwith cease and determine.

24.   NOTICES
24.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by telefax, to the party due to receive the notice or communication as follows or such other address as either party may specify by notice in writing to the other:

      24.1.1  GmbH and Prodac

      Address:                   Max-Planck-Strasse 38
                                 D-50858
                                 Koln Marsdorf
                                 Germany

      Fax No.:                   00 49 22 34 21 5111

      Addressed for the
      personal attention of:     Reiner Kasbach; and
                                 Heinrich Wirt
      24.1.2  Purchaser

      Address:                   Granada House
                                 Ampthill Road
                                 Bedford
                                 MK42 9QQ
                                 England

      Fax No:                    01234 226600

      Addressed for the
      personal attention of:     The Company Secretary

24.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

      24.2.1 if delivered personally, when left at the address referred to in Clause 24.1;

      24.2.2 if sent by first class mail other than air mail, three days after posting it;

      24.2.3  if sent by air mail, six days after posting it; and

      24.2.4 if sent by telefax, on completion of its transmission during normal business hours on a Business Day if not sent on a Business Day at 10:00 a.m. on the next Business Day.

25.   GOVERNING LAW AND JURISDICTION
25.1 This Agreement is governed by, and shall be construed in accordance with, English law.

25.2 Each party irrevocably agrees for the benefit of the Purchaser that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "PROCEEDINGS" and "DISPUTES") and, for such purposes, irrevocably submits to the jurisdiction of the courts of England.

25.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

25.4 Each party agrees that the process by which any Proceedings are begun in England or elsewhere may be served on the Vendor by being delivered in accordance with Clause 24. Nothing contained in this Clause 25.4 shall affect the right to serve process in any other manner permitted by law.

25.5 The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Purchaser to take Proceedings against the Vendor in any other court of competent jurisdiction, nor shall the taking of Proceedings by the Purchaser in any one or more jurisdictions preclude the Purchaser taking Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

26.   COUNTERPARTS
      This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

EXECUTED by the parties the day and year first above written.

                                  SCHEDULE 1
                                EXCLUDED ASSETS

1. The Trade Debts and all cheques, bills, notes and securities for the Trade Debts.

2.  Any cash in hand and at bank.

3.  The Property.

4.  The Trade Credits.

5.  The Financial Records.

6.  The Jaguar motor car in the possession of Mr. Scully.

                                  SCHEDULE 2
                                   EMPLOYEES

Name                                     Position
----                                     --------

Marlene Devonshire                       Administration Manager

Jane Henstock                            Administrator

John Clarke                              Service Engineer

                                  SCHEDULE 3
                                  WARRANTIES

1.    CAPACITY AND AUTHORITY
1.1   INCORPORATION AND EXISTENCE
      Prodac is a company duly incorporated and validly existing under English law. GmbH is a company duly incorporated and validly existing under German law.

1.2   POWER AND AUTHORITY
1.2.1 The Vendor has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all the documents which are to be executed at Completion.

1.2.2 Prodac has the legal right and full power and authority to carry on the Business.

1.3   CORPORATE ACTION
      All corporate action required by the Vendor validly and duly to authorise the execution and delivery of, and to exercise its rights and perform its obligations under, this Agreement and all other documents which are to be executed at Completion has been duly taken.

1.4   BINDING AGREEMENTS
      This Agreement constitutes, and the documents which are to be executed at Completion when executed will constitute, valid and binding agreements of the Vendor enforceable in accordance with their respective terms.

2.    INFORMATION
2.1   GENERAL
      All information which has been given by the Vendor or its advisors to the Purchaser or its advisors in writing before and during the negotiations leading to this Agreement is true, complete and accurate in all respect and not misleading in any respect.

2.2   THE AGREEMENT AND THE DISCLOSURE LETTER
      The information set out in this Agreement and the Disclosure Letter (including any annexures to the Disclosure Letter) is true and accurate in all respect and not misleading in any respect.

3.    ACCOUNTS
3.1   GENERAL
3.1.1 The Accounts have been prepared in accordance with the law and on a proper and consistent basis in accordance with generally accepted accounting standards, principles and practices in the United Kingdom.

3.1.2 No change in accounting policies has been made in preparing the accounts of the Vendor for each of the financial periods of Prodac ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and loss accounts for these periods.

3.1.3 The relevant Accounts show a true and fair view of the assets, liabilities, and the state of affairs of Prodac as at the Last Accounting Date and of the profits and losses or Prodac for the period ended on the Last Accounting Date.

3.2    PROVISION FOR DEBTS AND LIABILITIES
       Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all financial commitments in existence at the Last Accounting Date have been made in the relevant Accounts.

3.3    EXTRAORDINARY AND EXCEPTIONAL ITEMS
       The results shown by the audited profit and loss accounts of Prodac for each of the financial periods of Prodac ended on the Last Accounting Date have not (save as disclosed in those accounts) been affected by any extraordinary, exceptional or non-recurring item or by any other circumstance rendering the profits or losses for all or any of the periods covered by those accounts unusually high or low.

3.4    VALUATION OF STOCK AND LONG TERM CONTRACT BALANCES
       In the Accounts Stocks were valued in the same manner adopted in the preceding accounting periods and on the basis of the lower of cost or net realisable value.

3.5    DEPRECIATION
       The bases and rates of depreciation and amortisation adopted in the Accounts were the same as those adopted in the audited accounts of Prodac for the previous accounting periods.

3.6    MANAGEMENT ACCOUNTS
       The Management Accounts are substantially accurate insofar as they state the income arising in the Business during the period to which they relate and all expenses in that period directly relating to the Business and are not materially misleading in any respect.

3.7    RECORDS
       All the Records are in Prodac's possession or under its control, are fully and accurately completed in accordance with all applicable legal requirements and are up-to-date.

4.     CHANGES SINCE THE LAST ACCOUNTING DATE
4.1    GENERAL
       Since the Last Accounting Date:

       4.1.1 the Business has been carried on in the ordinary and usual course without interruption, in the same manner (including, without limitation, nature and scope) as in the year ended on the Last Accounting Date and so as to maintain the Business as a going concern; and

       4.1.2 save as disclosed by the Management Accounts there has been no adverse change in the financial or trading position or prospects of the Business.

4.2   SPECIFIC
      Since the Last Accounting Date:

      4.2.1  Prodac has not, other than in the ordinary and usual course of the
             Business:

             (a) acquired or disposed of, or agreed to acquire or dispose of, any asset;

             (b) assumed or incurred, or agreed to assume or incur, any liability, expenditure or obligation;

      4.2.2 Prodac has not factored, sold or agreed to sell, any of the Trade Debts;

      4.2.3 the Business has not been materially and adversely affected by the termination, or any change in the terms, of any important agreement or by the loss of any customer or source of supply.

5.    TAXATION
5.1   DISPUTES
      The Vendor is not involved in any dispute with the Inland Revenue or H.M. Customs and Excise or other appropriate fiscal authority concerning any matter likely to affect the Business or any of the Assets in any way.

5.2   STAMP DUTY
      All documents (other than those which have ceased to have any legal effect) to which the Vendor is a party and which relate to the Business have been duly stamped.

6.    ASSETS
6.1   TITLE AND CONDITION

      6.1.1  All the Assets are:

             (a) legally and beneficially owned by Prodac free from any Encumbrance;

             (b) where capable of possession, in the possession or under the control of Prodac; and

             (c)  situated in the United Kingdom.

      6.1.2 The Assets together with those items held on the Operation and Finance Leases comprise all the assets necessary or desirable for the Purchaser to carry on, fully and effectively, the Business as at present.

      6.1.3 All the Tangible Assets are in good repair, condition and working order and none is dangerous, fails to provide the functions for which it was made, out-of-date, unsuitable or in need of renewal or replacement or surplus to the requirements of the Business.

6.2   HIRE PURCHASE AND LEASED ASSETS
      Save as set out in the Disclosure Letter the Vendor is not a party to, or has any liability under, any lease or hire, hire purchase, credit sale or conditional sale agreement.

6.3   STOCKS
      6.3.1  The Stocks are of merchantable quality.

      6.3.2 None of the Stocks is or will be, defective when acquired by the Purchaser.

6.4   INTELLECTUAL PROPERTY
      6.4.1  The Intellectual Property Rights are:

             (a)  in full force and effect;

             (b) solely and beneficially owned by, or validly granted to, Prodac or GmbH, as the case may be, free from any licenses or Encumbrances, in either case, preventing the use in connection with the Business; and

             (c) not, and will not, be the subject of any claims or opposition from any employees or Prodac or GmbH as the case may be.

      6.4.2 There are no registered Intellectual Property Rights used or required to be used in the Business.

      6.4.3 There are and have been no proceedings, actions or claims, and no proceedings, actions or claims are pending or threatened or will arise, impugning the title, validity or enforceability of any of the Intellectual Property Rights or claiming any right or interest in any of the Intellectual Property Rights.

      6.4.4 Prodac has not granted and is not obliged to grant any license, sub-license, assignment or any other rights in respect of any of the Intellectual Property rights.

      6.4.5 There is, and has been, no infringement of any of the Intellectual Property rights.

      6.4.6 The activities, processes, methods, products or services now or at any time employed, used, dealt in, or supplied, by Prodac in the Business;

             (a) are not now nor were they at the time employed, used, dealt in or supplied, subject to the licence, consent or permission of, or payment to, any third party;

             (b) do not now nor did they at the time employed, used, dealt in or supplied, infringe any Intellectual Property (including without limitation, moral rights) of any third party; and

             (c)  will not give rise to any claim.

     6.4.7 To the best of the Vendor's knowledge, information and belief no party to any agreement relating to the use by the Vendor of any Intellectual Property Rights owned by a third party is, or has at any time been, in breach of the agreement.

     6.4.8 Prodac is not a party to any confidentiality or other agreement which restricts or would restrict the free use or disclosure of any information relating to the Business by the Purchaser.

     6.4.9 Prodac does not use, or otherwise carry on the Business under, any name other than Prodac.

6.5  EFFECT OF SALE
     The execution or performance of this Agreement and all other documents which are to be executed at Completion will not:

     6.5.1 result in the Purchaser losing the benefit of any asset, license, right or privilege which Prodac presently enjoys or relieve any person from any obligation to Prodac; or

     6.5.2 conflict with, or result in a breach of, any agreement or arrangement to which Prodac is a party.

7.   CONTRACTS
7.1  TYPES OF CONTRACTS
     None of the Contracts:

     7.1.1 was entered into otherwise than in the ordinary and usual course of the Business or (save for any agreement between Prodac and GmbH details of which are set out in the Disclosure Letter) by way of a bargain at arm's length;

     7.1.2 is a sale or purchase option or similar agreement, arrangement or obligation affecting any of the Assets;

     7.1.3 is an agreement, arrangement or obligation which cannot readily be fulfilled or performed by Prodac on time or without undue or unusual expenditure or money or effort;

     7.1.4 is an agreement or arrangement whereby Prodac is a member of a joint venture, consortium, partnership or incorporated or incorporated association (other than bona fide trade associations);

     7.1.5 is a distributorship, agency, franchise or management agreement or arrangement;

     7.1.6  is an agreement or arrangement in respect of which:

            (a) particulars have been furnished to the Director General of Fair Trading under the Restrictive Trade Practices Acts 1976 and 1977;

            (b) has been notified to the Commission of the European Communities for an exemption under Article 85(3) of the Treaty of Rome; or

            (c) an application has been made to the Commission of the European Communities for a negative clearance under Article 85 or 86 of the Treaty of Rome.

7.2   CONDITIONS AND WARRANTIES IN RESPECT OF GOODS OR SERVICES
      Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the ordinary and usual course of business, Prodac has not given any condition or warranty, or made any representation, in respect of good or services supplied or agreed to be supplied by it or accepted any obligation that could give rise to any liability after the goods or services have been supplied by it.

7.3   ASSIGNMENT AND NOVATION
      Details of any permission or consent required for the assignment or novation of the Contracts to the Purchaser are set out in the Disclosure Letter.

7.4   DETAILS OF CONTRACTS
      True, complete and accurate details of each Contract has been supplied to the Purchaser.

7.5   DISPUTES
      None of the parties to any Contract is in breach of the Contract and no Contract is subject to any dispute or claim nor are there any circumstances existing known to Prodac which might give rise to any dispute or claim.

7.6  AMENDMENT, TERMINATION AND INVALIDITY
     7.6.1 Prodac has not received notice of any actual or intended amendment to the prices or other terms of any Contract.

     7.6.2 None of the parties to any Contract has given any notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, the Contract.

     7.6.3 Prodac has no knowledge of the invalidity or unenforceability of, or grounds for rescission, avoidance or repudiation of, any Contract.

7.7  SET OFF AND COUNTERCLAIM
     None of the parties to any Contract is entitled to exercise any set off or counterclaim or delay or withhold payment of any monies falling due under the Contract or to effect payment to any party other than the party specified in the Contract or otherwise to perform its obligations in a manner at variance to that provided in the Contract.

8.   TERMS OF TRADE AND BUSINESS
8.1  CREDITORS
     Prodac has paid its creditors within the times agreed with the creditors and there are no debts owing by it which have been due for more than four weeks.

8.2  SUPPLIERS AND CUSTOMERS
     8.2.1 During the 12 months ending on the date of this Agreement not substantial customer or supplier of the Business has:

           (a) ceased, or indicated an intention to cease, trading with or supplying the Business;

           (b) reduced, or indicated an intention to reduce, substantially its trading with or supplies to the Business; or

           (c) changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply the Business (other than normal price and quota changes).

     8.2.2 To the best of Prodac's knowledge information and belief without making enquiries no substantial customer or supplier of the Business is likely to:

           (a)  cease trading with or supplying the Business;

           (b) reduce substantially its trading with or supplies to be Business; or

           (c) change the terms on which it is prepared to trade with or supply the Business (other than normal price and quota changes).

     8.2.3 Prodac has not entered into any agreement or arrangement with any customer or supplier of the Business on terms materially different to any of its standard terms of business, copies of which are contained in the Disclosure Bundle.

8.3  LICENSES, AUTHORISATIONS AND CONSENTS

     8.3.1 Prodac has obtained all licenses, authorisations and consents required for the proper carrying on of the Business and any such licenses, authorisations and consents are valid and subsisting and are freely transferable to the Purchaser.

     8.3.2 Prodac is not in breach of any licenses, authorisations or consents and there are no circumstances which indicate that any of them may be revoked or not renewed, in whole or in part.

8.4  COMPUTER RECORDS
     None of the records, systems, data or information of the Business are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including without limitation, any electronic, mechanical or photographic process whether computerised or not) which are not included amongst the Assets.

9.    EMPLOYEES
9.1   GENERAL
      9.1.1 There is not in existence any service agreement with any of the Employees which cannot be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and Prodac has not received notice of resignation from any of the Employees.

      9.1.2  Full particulars are contained in the Disclosure Letter of:

             (a) the name, date of commencement of employment, period of continuous employment, salary and other benefits, grade, and age, of each of the Employees and where any of the Employees is continuously absent from work for a period in excess of one month, the reason for the absence;

             (b)  the terms of each service agreement of each of the Employees;
                  and

             (c) the terms of all consultancy agreements with Prodac relating to the Business.

      9.1.3 The basis of the remuneration payable to the Employees is the same as that in force at the Last Accounting Date and Prodac is not obliged to increase nor has it made any provision to increase the aggregate annual remuneration payable to the Employees by more than five per cent, or to increase the rates of remuneration of any of the Employees save as disclosed in the Disclosure Letter.

      9.1.4 There are no amounts owing to any of the Employees or former employee of the Business other than remuneration accrued due or for reimbursement of business expenses.

      9.1.5 There is no agreement or arrangement between Prodac and any of the Employees or former employees of the Business with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).

      9.1.6 Prodac has maintained current, adequate and suitable records regarding the service of each of the Employees (including where appropriate, without limitation, details of terms of employment, payments of statutory sick pay, statutory maternity pay, disciplinary and health and safety matters, income tax and social security contributions).

9.2  PAYMENTS ON TERMINATION
     Except as disclosed in the Accounts:
     9.2.1 no liability has been incurred by Prodac for breach or termination of any service agreement with any of the Employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal, or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any of the Employees; and

     9.2.2 Prodac has not made or agreed to make any payment or provided or agreed to provide any benefit to any of the Employees or former employees of the Business or any dependent of any of the Employees or former employees in connection with the actual or proposed termination or suspension of employment or variation of any service agreement of any of the Employees or former employees.

9.4  COMPLIANCE WITH RELEVANT LEGISLATION
     To the best of the Vendor's knowledge information and belief Prodac has not failed to comply with:

     9.3.1 any obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and the Employees or any trade union or the terms of employment of the Employees; and

     9.3.2 any recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

9.4  REDUNDANCIES AND TRANSFER OF BUSINESS
     Within the period of one year ending on the date of this Agreement Prodac has not:

     9.4.1  given notice of any redundancies to the relevant Secretary of State

     9.4.2 been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has Prodac failed to comply with any duty to inform and consult any trade union under those Regulations.

9.5  TRADE UNIONS

     9.5.1 Prodac has no agreement or arrangement with any trade union or other body representing any of the Employees and Prodac does not recognise any trade union or other body representing any of the Employees for negotiating purposes.

     9.5.2 Prodac is not involved in, and there are no circumstances likely to give rise to, any industrial or trade dispute or negotiation regarding a claim of material importance with any trade union or other body representing any of the Employees.

9.6   INCENTIVE SCHEMES
      Prodac does not have in existence nor is it proposing to introduce any share incentive, share option, profit sharing, bonus or other incentive scheme for any of the Employees.

9.7   TRAINING
      There is no training scheme, arrangement or proposal in existence at the date of this Agreement in relation to the Business nor has there been any training scheme, arrangement or proposal in the past in respect of which a levy may in the future become payable by Prodac under the Industrial Training Act 1982.

10.   INSOLVENCY
10.1 No order has been made or petition presented or resolution passed for the winding up of Prodac or for the appointment of a provisional liquidator to Prodac or for an administration order in respect of Prodac.

10.2 No receiver or receiver and manager has been appointed by any person of the whole or any part of the business or assets of Prodac.

10.3 No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of Prodac and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Companies Act 1985 in respect of Prodac.

10.4  Prodac has not stopped paying its debts as they fall due.

10.5 No distress, execution or other process has been levied on any of the Assets.

10.6 There is no unfulfilled or unsatisfied judgment or Court order outstanding against Prodac.

11.   PENSIONS AND OTHER BENEFITS
      Prodac is not and has not been party to and does not contribute nor has it contributed to any retirement benefit scheme as defined in Section 611 of the Income and Corporation Taxes Act 1988 or to any personal pension scheme as defined in Section 630 of the Income and Corporation Taxes Act 1988 or to any other scheme, arrangement or agreement (whether legally enforceable or not) for the provision of any relevant benefits as defined in Section 612(1) of that Act or any like benefits.

12.   LITIGATION AND COMPLIANCE WITH LAW
12.1  LITIGATION
      12.1.1 Save for the Dispute neither Prodac nor any person for whose acts or defaults Prodac may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in any civil, criminal, arbitration or other proceedings in relation to the Business or any of the Assets and no civil, criminal, arbitration or other proceedings are pending, or threatened, by or against Prodac or any person for whose acts or defaults Prodac may be vicariously liable.

      12.1.2 To the best of the knowledge, information and belief of Prodac without making any enquiries no fact or circumstance exists which is likely to give rise to any civil, criminal, arbitration or other proceedings involving Prodac or any person for whose acts or defaults Prodac may be vicariously liable.

      12.1.3 There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against Prodac or any person for whose acts or defaults Prodac may be vicariously liable.

12.2  COMPLIANCE WITH LAW
      Prodac has conducted the Business in all material respects in accordance with all applicable legal and other requirements.

12.3  INVESTIGATIONS
      There have been and are no governmental or other investigations or enquiries or disciplinary proceedings concerning the Business; none are pending or threatened; and to the best of the knowledge, information and belief of Prodac no fact or circumstance exists which is likely to give rise to any such investigation, enquiry or proceedings.

12.4  UNLAWFUL PAYMENTS
      Neither Prodac nor any person for whose acts or defaults Prodac without making any enquiry may be vicariously liable has:

      12.4.1 induced any person to enter into any agreement or arrangement with Prodac by means of any unlawful or immoral payment, contribution, gift, or other inducement;

      12.4.2 offered or made any unlawful or immoral payment, contribution, gift or other inducement to any government official or employee; or

      12.4.3 directly or indirectly made any unlawful contribution to any political activity.

                                  SCHEDULE 4
                                 CONSIDERATION

ASSET                                              AMOUNT PAYABLE ON
                                                       COMPLETION
The Contracts other than the             (Pounds)1
Operating and Finance Leases

The Operating Leases                     (Pounds)1

The Finance Leases                       (Pounds)125,531

The Customer Agreements                  (Pounds)19,463

The Goodwill                             (Pounds)9,900

The Intellectual Property Rights         (Pounds)1

The Tangible Immoveable Assets           (Pounds)100

The Tangible Moveable Assets             (Pounds)22,900
(including those at Linton Lodge)

The Know How                             (Pounds)100

The Hotel Billing System                 (Pounds)9,500

The Records                              (Pounds)1

Sums from third parties or insurers      (Pounds)1
(Clause 2.1.9)

All other property or assets (Clause     (Pounds)1
2.1.10)

TOTAL                                    (Pounds)187,500

                                   SCHEDULE
                           LIMITATIONS ON WARRANTIES

1.   DEFINITIONS AND INTERPRETATIONS
1.1 In this Schedule the following words and expressions shall have the following meanings namely:

     "Claim" a claim by the Purchaser in respect of the Warranties

     "Liability" the liability of the Vendor for a Claim

1.2  The headings used in this Schedule shall not affect its interpretation

2.   GENERAL
     The provisions of this Schedule shall operate to limit the Liability and Clause 6 and Schedule 3 of this Agreement which shall be subject to and as qualified by the terms of this Schedule.

3.   MAXIMUM CLAIMS
     The aggregate Liability and for all legal and other costs in respect of Claims shall be the sum of (Pounds)187,500.

4.   PROVISION IN PRINCIPAL ACCOUNTS
     No Liability shall in any event arise to the extent that the particular subject matter of the relevant Claim is provided for in the Accounts and/or the Notes thereto and/or the Directors' Report and/or the auditors' report.

5.   INSURANCE
     In respect of any matter covered in whole or in part by any insurance policy the Purchaser shall procure that a Claim is notified to the relevant insurer and to the extent that the Purchaser recovers any loss suffered by it under such insurance shall give credit to the Vendor for the amount so recovered less all reasonable costs and expenses properly incurred by the Purchaser in making such recovery.

6.   RECOVERIES
     Any Liability shall be reduced by the amount of any recoveries which have been or subsequently are actually received or obtained by the Purchaser from any third party responsible or partly responsible for the act matter or circumstances giving rise to the relevant breach of Warranties or Claim and which are directly referable to the relevant Claim less all reasonable costs and expenses properly incurred by it or on behalf of the Purchaser in making such recovery. If any recovery is made after the Vendor has made payment to the Purchaser in respect of any such Liability the Purchaser shall forthwith refund or procure that there is forthwith refunded to the Vendor, the amount of such recovery less all reasonable costs and expenses properly incurred by it in making such recovery.

7.   LIMITATION OF REMEDY
     The remedy of the Purchaser for a Claim shall be in damages only and following Completion nothing herein contained or elsewhere shall entitle the Purchaser to rescind this Agreement.

8.   REMEDIABLE BREACHES
     A breach of the Warranties which is remediable shall not entitle the Purchaser to make any Claim unless the Vendor is given written notice thereof and the same is not remedied to the reasonable satisfaction of the Purchaser by the Vendor without cost to or obligation upon the Purchaser within 45 days after the date of receipt of such notice. Provided always that this paragraph 8 shall not operate to avoid a Claim in respect of which a notice has been given in accordance with this paragraph before the relevant Claim Date.

9.   MISCELLANEOUS
     If there shall be any conflict or ambiguity as between the provision of this Schedule and remainder of this Agreement then the relevant provisions of this Schedule shall prevail.

                                 SCHEDULE 6
                                  PRO FORMA

                                                                                                               (Pounds)     (Pounds)

 Rental Income (Note 2)                                                                                                      x
 LESS:    REBATES                                                                                                           (x)
 ----
                                                                                    TURNOVER (Note 1)                        x
                                                                                   ---------

Leasing                                                                                                      x

Depreciation                                                                                                 x

Commission                                                                                                   x

Royalties                                                                                                    x

Cassettes                                                                                                    x

Film Programmers                                                                                             x

Entertainment Guides                                                                                         x

Service                                                                                                      x

Freight                                                                                                      x

Repair Stock                                                                                                 x

Insurance                                                                                                    x

                                                                                   Cost of Sales (Note 1)              x

                                                                                                                       -

                                                                                   Gross Margin (Note 1)               x

Overheads (Note 3)                                                                                                     x
                                                                                                                       -

                                                                                   net profit or net loss    +/-       x
                                                                                                                       -

Notes

(1)  Headings and content will be as per Management Accounts reference
     FCONSOL.XLS.

(2) Where Rental Income billed on a Monthly Basis apportionment to be made on a days expired basis.

(3)  Management Fees                                                                 x

     Less:  Costs re: Disposal                                                      (x)                      x

     Technical Costs                                                                 x

     Salaries                                                                                                x

     Office Expenses                                                                 x

     Less Rent                                                                       x

          Rates                                                                     (x)



                                                                                    40

          Service Charge                                                            (x)                      x

   Travel and Subsistence                                                                                    x


   Insurance                                                                                                 x

          Overheads                                                                                          x
          ---------

Signed by                                 )
for and on behalf of                      )  /s/ Authorized signature
PRODAC PROZESSDATENTECHNIK GmbH:          )  /s/ Authorized signature



                                             Signature
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Signed by                                 )
for and on behalf of                      )  /s/ Authorized signature
PRODAC HOTELVIDEO                         )  /s/ Authorized signature
COMMUNICATIONSYSTEMS LIMITED:



                                             Signature /s/ Authorized signature
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Signed by
for and on behalf of
UK CONSUMER ELECTRONICS LIMITED:



                                             Signature /s/ Authorized signature
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